Exhibit (d)(25)

March 1, 2011

ING Mutual Funds

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ  85258-2034

Re:                             Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING Greater China Fund (the “Fund”), agrees that ING Investments shall, from March 1, 2011 through and including March 1, 2012, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be all follows:

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund	Class A	Class B	Class C	Class I	Class O

ING Greater China Fund	2.10%	2.85%	2.85%	1.85%	2.10%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Sincerely,

/s/ Todd Modic

Todd Modic
Senior Vice President

7337 East Doubletree Ranch Road
Suite 100	Tel:	480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax:	480.477.2700
	www.ingfunds.com